                                                                    Exhibit 5.1

                                June 19, 1997






IDEC Pharmaceuticals Corporation
11011 Torreyana Road
San Diego, California  92121


     Re:    IDEC Pharmaceuticals Corporation (the "Company")
            Registration Statement of an Aggregate of 950,000 Shares of Common Stock


Ladies and Gentlemen:

        We refer to your Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) Eight Hundred Thousand (800,000) shares of common stock ("Common Stock") of IDEC Pharmaceuticals Corporation (the "Company") issuable under the Company's Amended and Restated 1988 Stock Option Plan, as amended and restated, (the "Option Plan") and (ii) One Hundred Fifty Thousand (150,000) shares of Common Stock issuable under the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Option Plan and/or the Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,


                                           /s/ Brobeck, Phleger & Harrison LLP

                                           Brobeck, Phleger & Harrison LLP